Law Office

of

Randall V. Brumbaugh

December 20, 2006

United States Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: Royal Equine Alliance Corporation

Dear Sir or Madam:

I have acted as special counsel for Royal Equine Alliance Corporation., a Nevada corporation (the “Company”), in connection with the preparation of the registration statement on Form SB-2 (the “Registration Statement”), originally filed on or about December 20, 2006, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the offering of up to 1,100,000 shares of the Company’s common stock (the “Common Stock”) to be sold by the Selling Shareholders. Such shares are to be issued under the Registration Statement, and the related Prospectus to be filed with the Commission. The details of the offering are described in the Registration Statement on Form SB-2, and amendments to be made thereto.

I have examined instruments, documents and records, which I have deemed relevant and necessary for the basis of my opinion hereinafter expressed. I have done so in light of Nevada Revised Statutes Chapters 78 and 90, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures thereon; (b) the conformity to the originals of all documents submitted to me as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed. The instruments, document and records I have examined include, among other items, the following:

1.	The Registration Statement;
2.	The Articles of Incorporation of the Company, with no amendments to date;
3.	The Bylaws of the Company, with no amendments to date; and
4.	The Subscription Agreement

To my knowledge, the Company is not a party to any legal proceedings, there are no known judgments against the Company, nor are there any known actions or suits filed or threatened against it or its officers and directors, in their capacities as such. I am not aware of any disputes involving the Company and the Company has no known claim, actions or inquiries from any federal, state or other government agency. I know of no claims against the Company or any reputed claims against it at this time.

The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney’s fees, reasonable incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

Based on my examination and the applicable laws and judicial interpretations of the State of Nevada, I am of the opinion that 1,100,000 Shares of common stock to be offered and sold by the Selling Shareholders are duly authorized Shares of common stock, which were legally issued, and are fully paid and non-assessable.

These securities are not issued under a plan that is subject to the requirements of ERISA.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of my name wherever it appears in said Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended or supplemented. In giving such consent, I do not admit that I am an “expert” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Randall V. Brumbaugh

Randall V. Brumbaugh